Exhibit 99.1

David Havlek

salesforce.com

Investor Relations

415-536-2171

dhavlek@salesforce.com

Jane Hynes

salesforce.com

Public Relations

415-901-5079

jhynes@salesforce.com

Salesforce.com Announces Record Fiscal First Quarter Results

First Ever Software-as-a-Service Company to Exceed $950M Annual Revenue Run Rate

•	Record Revenue of $248 Million, up 52% Year-Over-Year
•	Record Operating Cash Flow of $84 Million, up 128% Year-Over-Year
•	GAAP EPS of $0.08, up from $0.01 Year-Over-Year
•	Net Paying Customers Rise 2,600 to a record 43,600
•	Total Cash and Marketable Securities Increases $303 Million Year-Over-Year to $751 Million
•	Company Raises FY09 Revenue & GAAP EPS Guidance to $1.060 - $1.065 Billion and $0.33 - $0.34 Respectively

SAN FRANCISCO, Calif. – May 21, 2008 – Salesforce.com (NYSE: CRM), the market and technology leader in Software-as-a-Service (SaaS) and Platform-as-a-Service (PaaS), today announced results for its fiscal first quarter ended April 30, 2008.

“First quarter revenues were up 52% year-over-year, and well above our guidance,” said Marc Benioff, Chairman and CEO. “And our growing profitability contributed to GAAP EPS of eight cents per share, up from one cent a year ago, and record operating cash of $84M, an increase of 128% from the prior year. Salesforce.com has now generated more than a quarter billion dollars of operating cash in the last 12 months alone.”

Salesforce.com delivered the following results for its first quarter fiscal year 2009:

Revenue: Total Q1 revenue was $247.6 million, an increase of 52% on a year-over-year basis and an increase of 14% on a quarter-over-quarter basis. Subscription and support revenues were $225.3 million, an increase of 53% on a year-over-year basis and an increase of 15% on a quarter-over-quarter basis. Professional services and other revenues were $22.3 million, an increase of 51% on a year-over-year basis and an increase of 9% on a quarter-over-quarter basis.

Earnings per Share: Q1 GAAP diluted earnings per share were approximately $0.08, including approximately $18 million in stock based compensation and approximately $1.3 million in amortization of purchased intangibles related to previously announced acquisitions. For the basis of Q1 GAAP EPS calculations, there was an average of approximately 124 million diluted shares outstanding during the quarter.

Customers Additions: Net paying customers rose approximately 2,600 during the quarter to approximately 43,600. Compared with the year ago quarter, net paying customers have grown by approximately 11,300.

Cash: Cash from operations for the fiscal first quarter was approximately $84 million, up 128% year-over-year, up 4% from Q4, and a company record for the 3rd consecutive quarter. Total cash, cash equivalents and marketable securities finished the quarter at approximately $751 million, an increase of approximately $81 million from Q4 and up approximately $303 million from the year prior.

Deferred Revenue: Deferred revenue on the balance sheet as of April 30, 2008 was approximately $470 million, an increase of 59% on a year-over-year basis and a decline of 2% on a quarter-over-quarter basis.

As of May 21, 2008, salesforce.com is initiating guidance for its second quarter, fiscal year 2009. In addition, for its full fiscal year 2009 the company is raising its revenue and EPS guidance.

Q2 FY09: Revenue for the company’s second fiscal quarter is projected to be in the range of approximately $258 million to approximately $259 million. GAAP diluted EPS is expected to be in the range of approximately $0.07 to $0.08. This estimate includes the effects of stock based compensation and the amortization of purchased intangibles. For the second fiscal quarter, stock based compensation expense is expected to be approximately $19 million, and the expense associated with amortization of purchased intangibles is now expected to be approximately $1.3 million. For purposes of the Q2 GAAP EPS calculation, the company is expecting an average diluted shares count of approximately 125 million shares, and a GAAP tax rate of 48%.

Full Year FY09: The company today is raising the full year revenue guidance it provided on February 27, 2008, with revenue now expected to be approximately $1.060 billion to approximately $1.065 billion. The company is also raising its earnings outlook for the full year, expecting GAAP diluted EPS to be in the range of approximately $0.33 to $0.34. GAAP EPS estimates include the effects of stock based compensation and the amortization of purchased intangibles. For the full fiscal year 2009, stock based compensation expense is expected to be approximately $83 million, and the expense associated with the amortization of purchased intangibles is currently expected to be approximately $5.3 million. For purposes of the full fiscal year 2009 GAAP EPS calculation, the company is expecting an average diluted shares count of approximately 125 million shares, and a GAAP tax rate of 48%.

Quarterly Conference Call

Salesforce.com will host a conference call to discuss its first quarter fiscal 2009 results today at 2:00 p.m. Pacific Time. A live audio webcast of the conference call, together with detailed financial information, can be accessed through the company’s Investor Relations Web site at http://www.salesforce.com/investor. In addition, an archive of the webcast can be accessed through the same link. Participants who choose to call in to the conference call can do so by dialing domestically 866-901-SFDC or 866-901-7332 and internationally 706-902-1764. A replay will be available at (800) 642-1687 or (706) 645-9291, passcode 46678383, until midnight Eastern Time June 13, 2008.

About salesforce.com

Salesforce.com is the market and technology leader in Software-as-a-Service (SaaS) and Platform-as-a-Service (PaaS). The company’s portfolio of SaaS applications, including its award-winning CRM, available at http://www.salesforce.com/products/, has revolutionized the ways that customers manage and share business information over the Internet. The company’s Force.com PaaS enables customers, developers and partners to build powerful on-demand applications that deliver the benefits of multi-tenancy across the enterprise. Applications built on the Force.com platform, available at http://www.force.com/, can be easily shared, exchanged and installed with a few simple clicks via salesforce.com’s AppExchange marketplace available at http://www.salesforce.com/appexchange/.

As of April 30, 2008, salesforce.com manages customer information for approximately 43,600 customers including ABN AMRO, Dow Jones Newswires, Japan Post, Kaiser Permanente, KONE, Sprint Nextel, and SunTrust Banks. Any unreleased services or features referenced in this or other press releases or public statements are not currently available and may not be delivered on time or at all. Customers who purchase salesforce.com applications should make their purchase decisions based upon features that are currently available. Salesforce.com has headquarters in San Francisco, with offices in Europe and Asia, and trades on the New York Stock Exchange under the ticker symbol “CRM”. For more information please visit http://www.salesforce.com, or call 1-800-NO-SOFTWARE.

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“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements about expected revenue and GAAP earnings per share for the second fiscal quarter of 2009 and the full fiscal year 2009, and our expected tax rate, stock based compensation expense, amortization rate, and shares outstanding, the achievement of which involve risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make.

The risks and uncertainties referred to above include - but are not limited to - risks associated with possible fluctuations in our financial and operating results, rate of growth and anticipated revenue run rate; errors, interruptions or delays in our service or our Web hosting; breaches of our security measures; the impact of any future acquisitions, the nature of our business model; our ability to continue to release, and gain customer acceptance of, new and improved versions of our service; successful customer deployment and utilization of our existing and future services; competition; various financial aspects of our subscription model; the emerging market in which we operate; our ability to hire, retain and motivate our employees and manage our growth; changes in our customer base; technological developments; unanticipated changes in our effective tax rate; and fluctuations in the number of shares we have outstanding, the price of such shares, foreign currency exchange rates and interest rates.

Further information on these and other factors that could affect our financial results is included in the reports on Forms 10-K, 10-Q and 8-K and in other filings we make with the Securities and Exchange Commission from time to time, including our Form 10-Q that will be filed for the quarter ended April 30, 2008 and our Form 10-K for the fiscal year ended January 31, 2008. These documents are available on the SEC Filings section of the Investor Information section of our website at www.salesforce.com/investor.

Salesforce.com, inc. assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Copyright (c) 2008 salesforce.com, inc. All rights reserved. Salesforce and the “no software” logo are registered trademarks of salesforce.com, inc., and salesforce.com owns other registered and unregistered trademarks. Other names used herein may be trademarks of their respective owners.

salesforce.com, inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended April 30,
	2008	2007
Revenues:
Subscription and support	$225,341	$147,690
Professional services and other	22,281	14,722

Total revenues	247,622	162,412
Cost of revenues (1):
Subscription and support	28,710	20,184
Professional services and other	22,588	18,983

Total cost of revenues	51,298	39,167
Gross profit	196,324	123,245
Operating expenses (1):
Research and development	19,767	14,121
Marketing and sales	122,704	83,925
General and administrative	38,432	25,085

Total operating expenses	180,903	123,131
Income from operations	15,421	114
Interest, net	6,722	5,007
Other income (expense)	(763)	169

Income before provision for income taxes and minority interest	21,380	5,290
Provision for income taxes	(10,311)	(3,842)

Income before minority interest	11,069	1,448
Minority interest in consolidated joint venture	(1,514)	(718)

Net income	$9,555	$730

Basic net income per share	$0.08	$0.01
Diluted net income per share	$0.08	$0.01
Shares used in computing basic net income per share	119,778	114,987
Shares used in computing diluted net income per share	124,414	120,635

(1) Amounts include stock-based expenses, as follows:

Cost of revenues	$2,675	$1,774
Research and development	2,099	1,277
Marketing and sales	8,121	5,619
General and administrative	5,170	3,342

Total stock-based expenses	$18,065	$12,012

salesforce.com, inc.

Condensed Consolidated Statements of Operations

As a percentage of total revenues:

(Unaudited)

	Three Months Ended April 30,
	2008	2007
Revenues:
Subscription and support	91%	91%
Professional services and other	9	9

Total revenues	100	100
Cost of revenues:
Subscription and support	12	12
Professional services and other	9	12

Total cost of revenues	21	24
Gross profit	79	76
Operating expenses:
Research and development	8	9
Marketing and sales	50	52
General and administrative	15	15

Total operating expenses	73	76
Income from operations	6	0
Interest, net	3	3
Other income (expense)	0	0

Income before provision for income taxes and minority interest	9	3
Provision for income taxes	(4)	(2)

Income before minority interest	5	1
Minority interest in consolidated joint venture	(1)	(1)

Net income	4%	0%

Stock-based expenses as a percentage of total revenues, as follows:

Cost of revenues	1%	1%
Research and development	1	1
Marketing and sales	3	3
General and administrative	2	2

Total stock-based expenses	7%	7%

salesforce.com, inc.

Condensed Consolidated Balance Sheets

(in thousands)

	April 30, 2008	January 31, 2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$378,548	$279,095
Short-term marketable securities	116,535	171,748
Accounts receivable, net	143,909	220,061
Deferred commissions	34,937	35,679
Deferred income taxes	7,310	7,173
Prepaid expenses and other current assets	32,170	27,055

Total current assets	713,409	740,811
Marketable securities, noncurrent	255,550	218,957
Fixed assets, net	56,816	41,380
Deferred commissions, noncurrent	15,104	16,435
Deferred income taxes, noncurrent	32,301	26,512
Capitalized software, net	22,969	23,061
Goodwill	8,556	8,556
Other assets	14,888	13,881

Total assets	$1,119,593	$1,089,593

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$19,315	$7,478
Accrued expenses and other current liabilities	102,596	125,996
Income taxes payable	1,155	3,622
Deferred revenue	457,913	468,821

Total current liabilities	580,979	605,917
Income taxes payable, noncurrent	9,511	8,465
Long-term lease abandonment liability and other	3,195	2,136
Deferred revenue, noncurrent	12,384	12,073
Minority interest	10,457	8,943

Total liabilities	616,526	637,534
Stockholders’ equity:
Common stock	120	119
Additional paid-in capital	514,621	471,802
Accumulated other comprehensive loss	(3,643)	(2,276)
Accumulated deficit	(8,031)	(17,586)

Total stockholders’ equity	503,067	452,059

Total liabilities and stockholders’ equity	$1,119,593	$1,089,593

salesforce.com, inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Three Months Ended April 30,
	2008	2007
Operating activities:
Net income	$9,555	$730
Adjustments to reconcile net income to net cash provided by operating activities:
Minority interest	1,514	718
Depreciation and amortization	8,158	4,848
Amortization of deferred commissions	14,723	9,039
Expenses related to stock-based awards	18,065	12,012
Excess tax benefits from employee stock plans	(12,698)	(6,286)
Changes in assets and liabilities	44,515	15,769

Net cash provided by operating activities	83,832	36,830

Investing activities:
Changes in marketable securities	16,540	(34,212)
Capital expenditures	(24,177)	(15,957)

Net cash used in investing activities	(7,637)	(50,169)

Financing activities:
Proceeds from the exercise of stock options and warrants	11,485	8,300
Excess tax benefits from employee stock plans	12,698	6,286
Principal payments on capital lease obligations	(5)	(157)

Net cash provided by financing activities	24,178	14,429

Effect of exchange rate changes	(920)	(206)

Net increase in cash and cash equivalents	99,453	884
Cash and cash equivalents, beginning of period	279,095	86,608

Cash and cash equivalents, end of period	$378,548	$87,492

salesforce.com, inc.

Additional Metrics

(Unaudited)

	April 30, 2008	Jan 31, 2008	Oct 31, 2007	Jul 31, 2007	Apr 30, 2007	Jan 31, 2007	Oct 31, 2006
Full Time Equivalent Headcount	2,864	2,606	2,461	2,302	2,243	2,070	1,807
Financial data (in thousands):
Cash, cash equivalents and marketable securities	$750,633	$669,800	$571,003	$497,191	$448,071	$412,512	$371,278
Deferred revenue, current and non-current	$470,297	$480,894	$340,808	$321,852	$295,672	$284,063	$219,431

	Three Months Ended April 30,
	2008	2007
Revenues by geography (in thousands):
Americas	$178,371	$124,452
Europe	45,164	25,574
Asia Pacific	24,087	12,386

	$247,622	$162,412

As a percentage of total revenues:
Revenues by geography:
Americas	72%	77%
Europe	18	16
Asia Pacific	10	7

	100%	100%